UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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The Children’s Place Retail Stores, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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On June 16, 2009, The Children’s Place Retail Stores, Inc. (the “Company”), published the following press release and mailed the letter following the press release to the Company’s stockholders:

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. MAILS DEFINITIVE PROXY MATERIALS

Sends Letter Seeking Stockholder Support for Company’s

Experienced and Independent Incumbent Directors;

Urges Stockholders to Reject Former CEO’s Efforts

To Take Control of Company Without Paying For It

Secaucus, NJ, June 16, 2009 — The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced it has filed a definitive proxy statement with the Securities and Exchange Commission and has commenced mailing proxy materials to The Children’s Place stockholders to solicit votes for three highly qualified and independent incumbent directors at the Company’s 2009 Annual Meeting of Stockholders on July 31, 2009.  The Company has also sent a letter to all stockholders urging them to vote FOR the Company’s nominees, Sally Frame Kasaks, Malcolm Elvey, and Norman Matthews, on the WHITE proxy card — and to reject the hand-picked nominees of former Chairman and CEO Ezra Dabah who is seeking to take control of the Company.

In the letter mailed to stockholders, the Company states that Ezra Dabah is trying to take control of the Company without paying for it, noting that if Mr. Dabah’s nominees are elected he will have designated five of nine members of the Board.  Accordingly, the Company urges stockholders to protect the value of their investment and support The Children’s Place’s highly qualified independent directors who have overseen dramatic improvements in performance and have created significant value.

The full text of the letter sent today to The Children’s Place stockholders follows:

June 16, 2009

Dear Fellow Stockholder:

Since September 2007, the Board of Directors and management team of The Children’s Place Retail Stores, Inc. have taken decisive steps to rebuild and strengthen your Company — which has resulted in a significant increase in shareholder value.  Despite the substantial progress that has been made, Ezra Dabah, the Company’s former Chief Executive Officer who resigned at the request of the Board in September 2007 following serious corporate governance abuses, has launched a proxy fight to replace three existing independent directors with his hand-picked nominees at the Company’s Annual Meeting of Stockholders, which is now scheduled for July 31, 2009.

Since Mr. Dabah and his father-in-law, Stanley Silverstein, are existing members of the Board, election of Mr. Dabah’s three hand-picked nominees would result in five of the nine members of the Company’s Board being Mr. Dabah’s personal designees.

THE CHILDREN’S PLACE URGES YOU TO REJECT
EZRA DABAH’S EFFORTS TO TAKE CONTROL OF YOUR COMPANY

Your Board of Directors recommends that you reject Mr. Dabah’s three nominees and vote FOR the Company’s highly qualified independent directors, Sally Frame Kasaks, your lead director and acting Chair, Malcolm Elvey, long-time chair of the Company’s Audit Committee, and Norman Matthews, a seasoned industry expert, on the enclosed WHITE proxy card today.  Please discard any gold proxy cards you receive from Mr. Dabah and vote the WHITE proxy card today.

We urge you to review carefully the enclosed proxy materials since so much is at stake, namely control of your Company.  If Mr. Dabah succeeds in electing his three nominees, he will have vastly disproportionate representation on the Board based on share ownership.  More importantly, we believe that this would give him control of the Company without paying anything to you and other stockholders.  We urge you to protect the value of your investment — and prevent Mr. Dabah from succeeding at what we believe is an effort to steal the Company — by voting FOR The Children’s Place’s three existing directors.

YOUR HIGHLY QUALIFIED INDEPENDENT DIRECTORS HAVE OVERSEEN DRAMATIC IMPROVEMENTS IN PERFORMANCE AND HAVE CREATED SIGNIFICANT VALUE —

KEEP THE MOMENTUM GOING AND VOTE THE COMPANY SLATE

The Children’s Place has made significant changes to enhance its financial and operational performance since September 2007.  Two of our nominees, Ms. Kasaks and Mr. Elvey, were influential in that process and should be re-elected, as should Mr. Matthews, who has already made significant contributions despite his short tenure.  Furthermore, under the supervision of the current Board and management team, The Children’s Place has been revitalized since Mr. Dabah’s resignation and is now positioned as a leading value-oriented specialty retailer of children’s apparel and accessories.  Ironically, Mr. Dabah is attempting to replace directors who have overseen a remarkable turnaround at the Company since he was removed by the Board as Chairman and forced to resign his CEO position as a result of his misconduct.

In the 21 months since Mr. Dabah resigned, The Children’s Place has performed increasingly well and continues to improve despite a recessionary economy and negative industry trends.  In fact, The Children’s Place share price has appreciated 17% during this 21 month period when many retailers have faltered and the S&P Retail Index is down 30%.  We believe this outperformance is due in large part to the initiatives put in place by the current management team and Board which have significantly strengthened the business.  In contrast, in the last 21 months of Mr. Dabah’s reign from January 2006 to September 2007, The Children’s Place share price declined over 50% during a period when the S&P Retail Index was flat.

Under the current team, The Children’s Place has reduced inventory levels, leveraged its cost structure, significantly improved liquidity and strengthened its balance sheet, and successfully re-launched its e-commerce business while exiting the unprofitable Disney Store North America business (a business entered into under Mr. Dabah’s leadership).

As a result of the Company’s actions, during fiscal year 2008:

•                  Net sales and comparable store sales grew by 7% and 2%(1), respectively

•                  Share of the children’s specialty apparel market grew 120 basis points to 17.5%

•                  SG&A expenditures declined 70 basis points to 29.6%

•                  Operating margins significantly increased to 7.2% from 4.5%

•                  Net income and diluted EPS (excluding one-time items) grew 59%

•                  Return on invested capital (ROIC) doubled to 13%

•                  The year-end cash position was improved by nearly $150 million, net of debt

And despite the difficult economic environment in the first quarter of 2009, the Company increased net sales, grew comparable store sales, and restructured many of the ill-advised real estate commitments entered into by Mr. Dabah when he was CEO.

DO NOT LET HISTORY REPEAT ITSELF — STOP EZRA DABAH

FROM REGAINING CONTROL OF YOUR COMPANY

The circumstances surrounding Mr. Dabah’s departure, combined with his recent actions, reinforce our strong belief that Mr. Dabah is only looking out for his own interests and will place your investment at risk.  We believe that he does not have the best interests of The Children’s Place stockholders in mind.

It is important to remember that prior to Mr. Dabah’s resignation, The Children’s Place was in disarray due largely to management missteps during Mr. Dabah’s tenure.  Most notably, under Mr. Dabah’s stewardship, The Children’s Place was facing many serious problems, including:

•                  An investigation by a special committee of the Board involving back-dating of stock options by Mr. Dabah and others, which resulted in an investigation by the SEC.

•                  An investigation by the Company’s Audit Committee which found that Mr. Dabah had violated the Company’s code of conduct with respect to securities transactions on three different occasions.

•                  The notification by the Company’s auditors, Deloitte & Touche LLP, that it was no longer willing to rely on Mr. Dabah’s representations in connection with its audits.

•                  Excessive inventories coupled with major fashion misses in the 2007 merchandise lines resulting in a 36% higher rate of markdowns that significantly eroded gross margin.

•                  Onerous remodeling requirements under the Disney Store contract which forced the Company to make significant capital expenditures on this ancillary business, draining resources and liquidity from the core The Children’s Place business. Furthermore, on Ezra Dabah’s watch as CEO, the Company was found to have been in breach of the contract it signed with Disney.

•                  A lavish new corporate headquarters planned in Secaucus, NJ, which would have resulted in incremental lease costs and increased capital expenditures at a challenging time for the Company.

It has taken considerable time and effort to clean up the mess Mr. Dabah left behind, and thanks to the leadership of management and the current Board of Directors, The Children’s Place has been restored to a position of strength as a market leader.  Don’t turn your Company back over to

(1) Comparable store sales for 2008 increased 2% using the Company’s previous reporting methodology (U.S. and Canadian comparable stores sales based on U.S. dollars). Beginning February 2009, the Company began reporting consolidated comparable retail sales based on constant dollars, including e-commerce sales. Using the current methodology, comparable retail sales for 2008 increased 5%.

Mr. Dabah and allow history to repeat itself.  We urge you to protect your interests and vote FOR the Company’s directors.

EZRA DABAH WANTS CONTROL WITHOUT PAYING FOR IT

This is not the first time Ezra Dabah has sought control of The Children’s Place since he was ousted from management.  At his insistence, in October 2007 the Company undertook a review of strategic alternatives to enhance shareholder value and retained an investment bank to assist in assessing a variety of options.  According to his public filings, Mr. Dabah expressed interest in acquiring the Company in February 2008 for $24.00 per share.  (We note that shares recently traded over $30.00 per share.)  Mr. Dabah has disclosed that he and a private equity firm had “participated in the Company’s sales process, conducted a due diligence review of the Company, and ultimately determined not to submit a formal, binding acquisition proposal, mainly due to the weak debt markets.”

Unable or unwilling to raise enough money for an acquisition, Mr. Dabah has now initiated a proxy contest that in our opinion is a calculated attempt to gain control of the Company without paying a cent to stockholders.  Apparently, Mr. Dabah doesn’t like to pay retail.

PROTECT THE VALUE OF YOUR INVESTMENT:

VOTE THE WHITE PROXY CARD TODAY

We believe Mr. Dabah’s past conduct and management performance have cost The Children’s Place and its stockholders dearly, eroding its value and causing great uncertainty among employees and in the marketplace.  In the period since his ouster, the Company has gone to great lengths to address the issues caused by Mr. Dabah and create positive momentum both operationally and financially.  The Company has performed very well in a difficult economic environment, growing sales, expanding market share, cutting costs, improving profitability, significantly enhancing the Company’s liquidity and strengthening its balance sheet — all of which have significantly increased the value of your investment.  We urge stockholders to vote FOR the Company’s proven slate of Ms. Kasaks, Mr. Elvey and Mr. Matthews in order to continue this positive momentum.

Do not return any gold proxy card you may receive from Mr. Dabah or otherwise authorize a proxy to vote your shares for Mr. Dabah’s nominees. If you have already returned a gold proxy card to Mr. Dabah or otherwise authorized a proxy to vote your shares for Mr. Dabah’s nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date, and return the enclosed WHITE proxy card today in the postage-paid envelope provided. Only your latest dated proxy will be counted.

Stockholders of record as of the close of business on June 30, 2009 are entitled to vote at the annual meeting.

Mackenzie Partners Inc. is assisting The Children’s Place with its efforts to solicit proxies. If you have any questions about voting your shares, please call Mackenzie Partners Inc. toll-free at (800) 322-2885 (or call collect at (212) 929-5500) or email childrensplace@mackenziepartners.com.

Every stockholder’s vote is important, regardless of how many shares you own. To ensure your vote is counted, submit your vote today on the WHITE proxy card so we receive it by July 30th.

Thank you for your support.

Very truly yours,

Charles Crovitz

Member of the Board of Directors

and Interim Chief Executive Officer

The Children’s Place has sent stockholders WHITE proxy cards which should be returned to vote FOR the Company’s three director nominees. To vote FOR these nominees, stockholders should sign, date and return the WHITE proxy card as soon as it is received.  MacKenzie Partners, Inc. is acting as The Children’s Place proxy solicitor and can be reached toll-free at (800) 322-2885 or collect at (212) 929-5500. They can also be reached by e-mail at childrensplace@mackenziepartners.com.

About The Children’s Place Retail Stores, Inc.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of May 30, 2009, the Company owned and operated 926 The Children’s Place stores and an online store at www.childrensplace.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 30, 2009. Included among the risks and uncertainties that could cause actual results, events and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, and the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Important Information

The Company has filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009. Before soliciting proxies, the Company will provide stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual

Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

CONTACT:

Investors

Jane Singer

Vice President, Investor Relations, The Children’s Place Retail Stores, Inc.

(201) 453-6955

Media:

George Sard/Paul Caminiti/Nathaniel Garnick

Sard Verbinnen & Co

(212) 687-8080

June 16, 2009

Dear Fellow Stockholder:

Since September 2007, the Board of Directors and management team of The Children’s Place Retail Stores, Inc. have taken decisive steps to rebuild and strengthen your Company — which has resulted in a significant increase in shareholder value. Despite the substantial progress that has been made, Ezra Dabah, the Company’s former Chief Executive Officer who resigned at the request of the Board in September 2007 following serious corporate governance abuses, has launched a proxy fight to replace three existing independent directors with his hand-picked nominees at the Company’s Annual Meeting of Stockholders, which is now scheduled for July 31, 2009.

Since Mr. Dabah and his father-in-law, Stanley Silverstein, are existing members of the Board, election of Mr. Dabah’s three hand-picked nominees would result in five of the nine members of the Company’s Board being Mr. Dabah’s personal designees.

THE CHILDREN’S PLACE URGES YOU TO REJECT
EZRA DABAH’S EFFORTS TO TAKE CONTROL OF YOUR COMPANY

Your Board of Directors recommends that you reject Mr. Dabah’s three nominees and vote FOR the Company’s highly qualified independent directors, Sally Frame Kasaks, your lead director and acting Chair, Malcolm Elvey, long-time chair of the Company’s Audit Committee, and Norman Matthews, a seasoned industry expert, on the enclosed WHITE proxy card today. Please discard any gold proxy cards you receive from Mr. Dabah and vote the WHITE proxy card today.

We urge you to review carefully the enclosed proxy materials since so much is at stake, namely control of your Company. If Mr. Dabah succeeds in electing his three nominees, he will have vastly disproportionate representation on the Board based on share ownership. More importantly, we believe that this would give him control of the Company without paying anything to you and other stockholders. We urge you to protect the value of your investment — and prevent Mr. Dabah from succeeding at what we believe is an effort to steal the Company — by voting FOR The Children’s Place’s three existing directors.

YOUR HIGHLY QUALIFIED INDEPENDENT DIRECTORS HAVE OVERSEEN
DRAMATIC IMPROVEMENTS IN PERFORMANCE AND HAVE CREATED
SIGNIFICANT VALUE — KEEP THE MOMENTUM GOING AND VOTE
THE COMPANY SLATE

The Children’s Place has made significant changes to enhance its financial and operational performance since September 2007. Two of our nominees, Ms. Kasaks and Mr. Elvey, were influential in that process and should be re-elected, as should Mr. Matthews, who has already made significant contributions despite his short tenure. Furthermore, under the supervision of the current Board and management team, The Children’s Place has been revitalized since Mr. Dabah’s resignation and is now positioned as a leading value-oriented specialty retailer of children’s apparel and accessories. Ironically, Mr. Dabah is attempting to replace directors who have overseen a remarkable turnaround at the Company since he was removed by the Board as Chairman and forced to resign his CEO position as a result of his misconduct.

In the 21 months since Mr. Dabah resigned, The Children’s Place has performed increasingly well and continues to improve despite a recessionary economy and negative industry trends. In fact, The Children’s Place share price has appreciated 17% during this 21 month period when many retailers have faltered and the S&P Retail Index is down 30%. We believe this outperformance is due in large part to the initiatives put in place by the current management team and Board which have significantly strengthened the business. In contrast, in the last 21 months of Mr. Dabah’s reign from January 2006 to September 2007, The Children’s Place share price declined over 50% during a period when the S&P Retail Index was flat.

Under the current team, The Children’s Place has reduced inventory levels, leveraged its cost structure, significantly improved liquidity and strengthened its balance sheet, and successfully re-launched its e-commerce business while exiting the unprofitable Disney Store North America business (a business entered into under Mr. Dabah’s leadership).

As a result of the Company’s actions, during fiscal year 2008:

•                  Net sales and comparable store sales grew by 7% and 2%(1), respectively

•                  Share of the children’s specialty apparel market grew 120 basis points to 17.5%

•                  SG&A expenditures declined 70 basis points to 29.6%

•                  Operating margins significantly increased to 7.2% from 4.5%

•                  Net income and diluted EPS (excluding one-time items) grew 59%

•                  Return on invested capital (ROIC) doubled to 13%

•                  The year-end cash position was improved by nearly $150 million, net of debt

And despite the difficult economic environment in the first quarter of 2009, the Company increased net sales, grew comparable store sales, and restructured many of the ill-advised real estate commitments entered into by Mr. Dabah when he was CEO.

DO NOT LET HISTORY REPEAT ITSELF — STOP EZRA DABAH
FROM REGAINING CONTROL OF YOUR COMPANY

The circumstances surrounding Mr. Dabah’s departure, combined with his recent actions, reinforce our strong belief that Mr. Dabah is only looking out for his own interests and will place your investment at risk. We believe that he does not have the best interests of The Children’s Place stockholders in mind.

It is important to remember that prior to Mr. Dabah’s resignation, The Children’s Place was in disarray due largely to management missteps during Mr. Dabah’s tenure. Most notably, under Mr. Dabah’s stewardship, The Children’s Place was facing many serious problems, including:

•                  An investigation by a special committee of the Board involving back-dating of stock options by Mr. Dabah and others, which resulted in an investigation by the SEC.

•                  An investigation by the Company’s Audit Committee which found that Mr. Dabah had violated the Company’s code of conduct with respect to securities transactions on three different occasions.

•                  The notification by the Company’s auditors, Deloitte & Touche LLP, that it was no longer willing to rely on Mr. Dabah’s representations in connection with its audits.

•                  Excessive inventories coupled with major fashion misses in the 2007 merchandise lines resulting in a 36% higher rate of markdowns that significantly eroded gross margin.

•                  Onerous remodeling requirements under the Disney Store contract which forced the Company to make significant capital expenditures on this ancillary business, draining resources and liquidity from the core The Children’s Place business. Furthermore, on Ezra Dabah’s watch as CEO, the Company was found to have been in breach of the contract it signed with Disney.

(1) Comparable store sales for 2008 increased 2% using the Company’s previous reporting methodology (U.S. and Canadian comparable stores sales based on U.S. dollars). Beginning February 2009, the Company began reporting consolidated comparable retail sales based on constant dollars, including e-commerce sales. Using the current methodology, comparable retail sales for 2008 increased 5%.

•                  A lavish new corporate headquarters planned in Secaucus, NJ, which would have resulted in incremental lease costs and increased capital expenditures at a challenging time for the Company.

It has taken considerable time and effort to clean up the mess Mr. Dabah left behind, and thanks to the leadership of management and the current Board of Directors, The Children’s Place has been restored to a position of strength as a market leader. Don’t turn your Company back over to Mr. Dabah and allow history to repeat itself. We urge you to protect your interests and vote FOR the Company’s directors.

EZRA DABAH WANTS CONTROL WITHOUT PAYING FOR IT

This is not the first time Ezra Dabah has sought control of The Children’s Place since he was ousted from management. At his insistence, in October 2007 the Company undertook a review of strategic alternatives to enhance shareholder value and retained an investment bank to assist in assessing a variety of options. According to his public filings, Mr. Dabah expressed interest in acquiring the Company in February 2008 for $24.00 per share. (We note that shares recently traded over $30.00 per share.) Mr. Dabah has disclosed that he and a private equity firm had “participated in the Company’s sales process, conducted a due diligence review of the Company, and ultimately determined not to submit a formal, binding acquisition proposal, mainly due to the weak debt markets.”

Unable or unwilling to raise enough money for an acquisition, Mr. Dabah has now initiated a proxy contest that in our opinion is a calculated attempt to gain control of the Company without paying a cent to stockholders. Apparently, Mr. Dabah doesn’t like to pay retail.

PROTECT THE VALUE OF YOUR INVESTMENT:
VOTE THE WHITE PROXY CARD TODAY

We believe Mr. Dabah’s past conduct and management performance have cost The Children’s Place and its stockholders dearly, eroding its value and causing great uncertainty among employees and in the marketplace. In the period since his ouster, the Company has gone to great lengths to address the issues caused by Mr. Dabah and create positive momentum both operationally and financially. The Company has performed very well in a difficult economic environment, growing sales, expanding market share, cutting costs, improving profitability, significantly enhancing the Company’s liquidity and strengthening its balance sheet — all of which have significantly increased the value of your investment. We urge stockholders to vote FOR the Company’s proven slate of Ms. Kasaks, Mr. Elvey and Mr. Matthews in order to continue this positive momentum.

Do not return any gold proxy card you may receive from Mr. Dabah or otherwise authorize a proxy to vote your shares for Mr. Dabah’s nominees. If you have already returned a gold proxy card to Mr. Dabah or otherwise authorized a proxy to vote your shares for Mr. Dabah’s nominees, it is not too late to change your vote. To revoke your prior proxy and change your vote, simply sign, date, and return the enclosed WHITE proxy card today in the postage-paid envelope provided. Only your latest dated proxy will be counted.

Stockholders of record as of close of business on June 30, 2009 are entitled to vote at the annual meeting.

Mackenzie Partners Inc. is assisting The Children’s Place with its efforts to solicit proxies. If you have any questions about voting your shares, please call Mackenzie Partners Inc. toll-free at (800) 322-2885 (or call collect at (212) 929-5500) or email childrensplace@mackenziepartners.com.

Every stockholder’s vote is important, regardless of how many shares you own. To ensure your vote is counted, submit your vote today on the WHITE proxy card so we receive it by July 30th.

Thank you for your support.

Very truly yours,

/s/ Charles Crovitz
Charles Crovitz
Member of the Board of Directors
and Interim Chief Executive Officer

Important Information

The Company has filed a definitive proxy statement and other relevant documents concerning the 2009 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on June 16, 2009. Before soliciting proxies, the Company will provide stockholders with the definitive proxy statement. The Company advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2009 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.viewourmaterial.com/plce. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting MacKenzie Partners toll-free at (800) 322-2885 or call collect at (212) 929-5500.

The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2009 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the Annual Meeting is also contained in the proxy statement referred to above.

PLEASE VOTE TODAY

If you have any questions or need assistance in voting your WHITE proxy card, please call:

105 Madison Avenue
New York, New York 10016
childrensplace@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885